Form 404		The space reserved for office use.
(Revised 09/05)

Return in duplicate to:	State of Texas
Secretary of State	Articles of Amendment	FILED: MARCH 18, 2009
P.O. Box 13697	Pursuant to Article 4.04
Austin, TX 78711-3697	Texas Business
(512) 463-5555	Corporation Act
FAX: (512) 463-5709		Corporations Section
Filing Fee: $150

Article 1. Name

The name of the filing entity is: (state the new name of the entity below)

Global Smoothie Supply, Inc.

The file number issued to the filing entity by the secretary of state is: 800455398

Article 2. Amended Name

Article 3. Amendment to Registered Agent/Registered Office

Article 4. Other Altered, Added, or Deleted Provisions

Alter: Article 4 B is amended to read, “The total number of shares the corporation is authorized to issue Is one hundred million (100,000.000) and the shares shall have no par value.”

Add: Supplemental Provisions shall read, “The board of directors of the corporation’s granted authority to, from time to time (1) establish by resolution one or more series of unissued shares of the class of preferred stock by specifying the designations. preferences, limitations, and relative rights, Including voting rights, of the series to be established and (2) issue shares of the series of preferred stock so established; and. no director of the corporation will be liable to the corporation or its shareholders for monetary damages for an act or omission In the director's capacity as a director, except as provided by the Code; and, the corporation will Indemnify its directors and officers to the fullest extent permitted by the Code and may, of and to the extent authorized by the board of directors, indemnity any other person whom it has the power to indemnify against liability, reasonable expense, or any other matter whatever; and, the corporation may at the discretion of the board of directors purchase and maintain insurance on behalf of the corporation and any person whom It has the power to indemnify pursuant to law, the certificate of formation, or these bylaws, or otherwise.”

Article 5. Statement of Approval

The amendment to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation

Effectiveness of Filing

A. [X] This document will become effective when the document is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: March 18, 2009

/s/ Harry B. Ireland, Exec. Chief Legal Officer